Exhibit 99.1

Press Release

Liberty Media Corporation Announces the Refinancing of QVC Bank Credit Facilities

ENGLEWOOD, Colo., September 2 - Liberty Media Corporation (Nasdaq:  LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB), and QVC, Inc. today announced the refinancing of QVC’s bank credit facilities with a new Revolving Credit Facility (the “Revolver”).  The Revolver is a multi-currency facility, provides a line of credit of up to $2 billion and replaces QVC’s existing credit facilities set to expire between 2011 and March 2014.  Of the $2 billion of capacity available on the Revolver, QVC drew the USD equivalent of  $1.83 billion at closing.

“We are pleased with the successful refinance of QVC’s bank debt,” said Greg Maffei, President and CEO of Liberty.  “The new facilities enhance QVC’s credit profile and further strengthen its balance sheet by providing additional financial flexibility and liquidity.”

The interest rate on the Revolver is at a lower rate than the weighted average rate of the previous bank credit facilities and the Revolver extends maturities to September 2015.  QVC’s maximum leverage ratio covenant under the Revolver is 3.5x (as compared to 3.75x currently), through September, 2012 and 3.25x thereafter.  The Revolver is secured by the stock of QVC and certain of its subsidiaries.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (Nasdaq:  LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Starz group (Nasdaq:  LSTZA, LSTZB), which includes Liberty Media’s interest in Starz Entertainment, and (3) the Liberty Capital group (Nasdaq:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Starz group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc. and Live Nation.

Contact:	Courtnee Ulrich
(720) 875-5420